EXHIBIT 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

1347 PROPERTY INSURANCE HOLDINGS, INC.

1347 Property Insurance Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is 1347 Property Insurance Holdings, Inc. The Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of Delaware on October 2, 2012 with the original name Maison Insurance Holdings, Inc., and was subsequently amended and restated on November 19, 2013, January 16, 2014, and March 19, 2014 (the Third Amended and Restated Certificate of Incorporation is referred to herein as the “Third Amended and Restated Certificate”) under the name 1347 Property Insurance Holdings, Inc. The Third Amended and Restated Certificate was subsequently amended by a Certificate of Amendment filed with the Secretary of State of Delaware on December 17, 2019 (the “Certificate of Amendment”).

2. This Fourth Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Third Amended and Restated Certificate and the Certificate of Amendment and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (“DGCL”).

3.The text of the Third Amended and Restated Certificate is hereby amended and restated in its entirety to provide as follows:

ARTICLE I

The name of the Corporation is FG Financial Group, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

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ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is Eleven Million (11,000,000) shares, of which (i) Ten Million (10,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) One Million (1,000,000) shares shall be a class designated as preferred stock, par value $25.00 per share (the “Preferred Stock”).

The number of authorized shares of the class of Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (except as otherwise provided in any certificate of designations of any series of Preferred Stock).

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Article IV (or in any certificate of designations of any series of Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of Directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL, irrespective of the provisions of Section 242(b)(2) of the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “Board of Directors”) or any authorized committee thereof;

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock; and

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(d) the holders of the Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of the Common Stock, as a single class with such holders of Preferred Stock).

B. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. The powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions thereof, may differ from those of any and all other series outstanding at any time.

ARTICLE V

STOCKHOLDER ACTION

1. ACTION WITHOUT A MEETING. Subject to all the rights, powers and preferences of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

2. SPECIAL MEETINGS. Except as otherwise required by the DGCL and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called (i) by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, or (ii) by the Chief Executive Officer, the President or the Secretary at the written request of any person or persons holding of record not less than fifty percent (50%) of the total number of shares of stock of the Corporation entitled to vote on any issue contemplated to be considered at such proposed special meeting, which written request shall state with specificity the purpose or purposes of such meeting. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1. GENERAL. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

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2. ELECTION OF DIRECTORS. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3. NUMBER OF DIRECTORS; TERM OF OFFICE. Subject to all the rights, powers and preferences of any series of Preferred Stock, the number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The successors of the Directors whose terms expire at the 2019 annual meeting of stockholders shall serve a term of office to expire at the 2020 annual meeting of stockholders. At the 2020 annual meeting of stockholders, the successors of the Directors whose terms expire at that meeting shall serve a term of office to expire at the 2021 annual meeting of stockholders. At the 2021 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, the successors of the Directors whose terms expire at each such meeting shall serve a term of office expiring at the annual meeting of stockholders next following their election. Notwithstanding the foregoing, the Directors shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, any and all vacancies in the Board of Directors, however occurring, including, without limitation, newly-created Directorships by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the remaining Directors then in office, even if less than a quorum (and not by stockholders), and Directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which their term of office expires or until such Directors’ successors shall have been duly elected and qualified. No decrease in the authorized number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors then in office, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such Directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

ARTICLE VII

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that nothing contained in this Article VII shall eliminate or limit the liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

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Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall indemnify its Directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VIII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the Director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article VIII.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to Directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Third Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, any statute, agreement, vote of stockholders or disinterested Directors or otherwise.

Any repeal or modification of this Article VIII by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

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ARTICLE IX

AMENDMENT OF BY-LAWS

1. AMENDMENT BY DIRECTORS. Except as otherwise provided by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the affirmative vote of a majority of the Directors then in office.

2. AMENDMENT BY STOCKHOLDERS. Notwithstanding anything to the contrary contained in this Certificate, the affirmative vote of the holders of at least 66 2/3 % of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required for the stockholders to make, amend, alter, change, add to or repeal any provision of the By-laws of the Corporation.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

This Certificate may be amended at any meeting of the stockholders; provided, that notice of the proposed change was given in the notice of the meeting of the stockholders, if applicable; and provided further, that notwithstanding any other provision of this Certificate or any provision of law which might otherwise permit a lesser vote of the stockholders, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required for the stockholders to amend any provision of this Certificate.

ARTICLE XI

1. This Article XI anticipates the possibility that (A) KFSI may be a significant stockholder of the Corporation, (B) certain KFSI Officials may also serve as Corporation Officials, and (C) benefits may be derived by the Corporation Entities through their contractual, corporate and business relations with the KFSI Entities. The provisions of this Article XI shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation Entities and Corporation Officials as they may involve the KFSI Entities, and the powers, rights, duties and liabilities of the Corporation Entities and Corporation Officials in connection therewith.

2. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between any Corporation Entity, on the one hand, and any KFSI Entity, on the other hand, before the Corporation ceases to be a wholly owned subsidiary of KFSI shall be void or voidable or be considered unfair to the Corporation or any Corporation Affiliate for the reason that any KFSI Entity is a party thereto, or because any KFSI Official is a party thereto, or because any KFSI Official was present at or participated in any meeting of the Board of Directors, or committee thereof, or the Board of Directors, or committee thereof, of any Corporation Affiliate, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. No such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) or the performance thereof by any Corporation Entity shall be considered to be contrary to any fiduciary duty owed to any of the Corporation Entities or to any of their respective stockholders by any KFSI Entity or by any Corporation Official (including any Corporation Official who may have been a KFSI Official) and each such Corporation Official shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation Entities, and shall be deemed not to have breached his or her duties of loyalty to the Corporation Entities and their respective stockholders, and not to have derived an improper personal benefit therefrom. No Corporation Official shall have or be under any fiduciary duty to any Corporation Entity or its stockholders to refrain from acting on behalf of any such Corporation Entity (or on behalf of any KFSI Entity if such Corporation Official is also a KFSI Official) in respect of any such contract, agreement, arrangement or transaction (or any amendment, modification, or termination thereof) or to refrain from performing any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) in accordance with its terms.

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3. The Corporation may from time to time enter into and perform, and cause or permit any Corporation Affiliate to enter into and perform, one or more agreements (or amendments or modifications to pre-existing agreements) with any one or more of the KFSI Entities pursuant to which any one or more Corporation Entities, on the one hand, and any one or more of the KFSI Entities, on the other hand, agree to engage in transactions of any kind or nature, or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other (or with any one or more other KFSI Entities or Corporation Entities, respectively), including to allocate and to cause Corporation Officials and KFSI Officials (including any person who is both a Corporation Official and a KFSI Official) to allocate or refer opportunities between such Corporation Entities and KFSI Entities. To the fullest extent permitted by law, neither any such agreement, nor the performance thereof by any Corporation Entity or any KFSI Entity, shall be considered contrary to (1) any fiduciary duty that any KFSI Entity may owe to any Corporation Entity, or its stockholders, by reason of any KFSI Entity being, directly or indirectly, a significant stockholder of any such Corporation Entity or participating in the control of any such Corporation Entity or (2) any fiduciary duty that any Corporation Official who is also a KFSI Official may owe to any Corporation Entity or its stockholders. To the fullest extent permitted by law, no KFSI Entity, by reason of being, directly or indirectly, a significant stockholder of any Corporation Entity or participant in control of any Corporation Entity, shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no Corporation Official who is also a KFSI Official shall have or be under any fiduciary duty to any Corporation Entity, or its stockholders, to refrain from acting on behalf of any Corporation Entity or any KFSI Entity in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

4. Anything in this Certificate to the contrary notwithstanding, the provisions of Section 3 of this Article XI shall automatically terminate, expire and have no further force and effect from and after the date on which the KFSI Entities collectively cease to beneficially own shares of Common Stock representing at least 20% of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the Directors of the Corporation (or any class thereof) at any annual or special meeting of stockholders.

5. Except as otherwise defined in this Certificate, the following terms shall have the meanings ascribed to them below:

“Corporation Affiliate” shall mean (1) any person of which the Corporation is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (2) any other person that (directly or indirectly) is controlled by the Corporation;

“Corporation Entity” shall mean any one or more of the Corporation and the Corporation Affiliates;

“Corporation Official” shall mean each person who is a Director or an officer (or both) of the Corporation or one or more Corporation Affiliates;

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“KFSI” shall mean Kingsway Financial Services Inc., a corporation incorporated under the Business Corporations Act (Ontario), any of its successors by way of merger or share exchange, any acquiror of all or substantially all of its assets and any person of which KFSI becomes a subsidiary;

“KFSI Affiliate” shall mean, other than the Corporation or any Corporation Affiliate, (1) any person of which KFSI is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (2) any other person that (directly or indirectly) is controlled by KFSI, controls KFSI or is under common control with KFSI;

“KFSI Entity” shall mean any one or more of KFSI and the KFSI Affiliates;

“KFSI Official” shall mean each person who is a Director or an officer (or both) of KFSI or one or more KFSI Affiliates;

“person” shall mean a natural person, corporation, partnership, limited liability company, joint venture, association or legal entity of any kind; each reference to a “natural person” (or to a “record holder” of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder; and

“subsidiary” shall mean, as to any person, a corporation, partnership, limited liability company, joint venture, association or other entity in which such person beneficially owns (directly or indirectly) 50% or more of the outstanding voting power or partnership interests or similar voting interests.

For purpose of the foregoing definitions, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

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4. The foregoing Fourth Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

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IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation is executed as of this 14th day of December, 2020.

/s/ John S. Hill
Name: John S. Hill
Title: Secretary

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